Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2020 First Quarter Financial Results

-- Net income of $1.0 million primarily driven by 14.1% revenue growth from prior year period and 16.2% operating margin --

New Prague, Minnesota – November 12, 2019 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2019 (“Q1 FY 2020”).

Q1 FY 2020 Highlights

●	Net revenue increased 14.1% to $8.3 million from $7.3 million for the three months ended September 30, 2018 (“Q1 FY 2019”).

●	Operating margin improved to 16.2% from 2.8% in Q1 FY 2019.

●	Operating income grew to $1.3 million from $0.2 million in Q1 FY 2019.

●	Net income increased to $1.0 million, or $0.12 per diluted share, from $0.2 million, or $0.02 per diluted share, in Q1 FY 2019.

●	Cash flow from operating activities increased to $0.6 million from $0.3 million in Q1 FY 2019.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We delivered strong revenue and net income, driven by top-line growth of 14.1% and significant operating margin improvement compared to the prior year period.  Home care revenue grew by 11.4% compared to our prior first quarter as we executed on our strategy to drive growth organically and achieved our second consecutive quarter of improved sales team productivity.  This quarter we produced approximately $879,000 of annualized home care revenue per direct field sales employee, slightly exceeding our target productivity range of between $750,000 and $850,000.  Our institutional sales also performed well, with first quarter revenue up 49.2% year-over-year.  We believe the sales restructuring, new sales leadership appointments, enhanced sales training programs and targeting approaches we initiated in the prior fiscal year, combined with our focus on cost containment, contributed to improved financial results for what is typically a seasonally light first quarter for Electromed.”

Ms. Skarvan continued, “We are very pleased with the start to our fiscal year and believe we are well positioned to further penetrate the large and growing bronchiectasis market with our SmartVest® Airway Clearance device, which makes life’s important moments possible, one breath at a time. For the remainder of the fiscal year, we will continue to prudently invest in growing our business while targeting improved operating margins. These investments will include expanding our direct sales staff to 38 as previously disclosed from 32 at the end of the quarter and some focused investments in R&D.”

Q1 FY 2020 Review

Net revenue increased 14.1% to $8.3 million, from $7.3 million in Q1 FY 2019, primarily driven by higher home care revenue.  Home care revenue rose 11.4% to $7.5. million from $6.7 million in Q1 FY 2019, primarily due to a higher average allowable based on payer mix, a greater referral to approval percentage and improved productivity from the Company’s field sales staff.  Field sales employees totaled 38, of which 32 were direct sales, at the end of Q1 FY 2020, compared to 40 at the end of our fiscal year ended June 30, 2019, of which 34 were direct sales, and 49 at the end of Q1 FY 2019 of which 41 were direct sales. Institutional revenue increased 49.2% to $650,000 from $206,000 in Q1 FY 2019. During Q1 FY 2020 the Company began selling to home medical equipment distributors who in turn sell our SmartVest System in the U.S. home care market. Revenue from home care distributors totaled $120,000 during Q1 FY 2020.

Gross profit increased 14.4% to $6.3 million, or 76.4% of net revenue, from $5.5 million, or 76.2% of net revenue, in Q1 FY 2019.  The increase in gross profit resulted primarily from an increase in home care revenue.  The increase in gross profit as a percentage of net revenue was driven by a higher average allowable based on payer mix compared to the same period of the prior year.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $5.0 million, or 60.1% of net revenue, compared with $5.3 million, or 73.4% of net revenue, in Q1 FY 2019.  SG&A expenses decreased by $378,000 to $4.9 million from $5.3 million in Q1 FY 2019, primarily reflecting lower payroll and compensation expenses due to a lower number of employees in sales and administrative roles, lower professional fees and lower expenses for travel, meals and entertainment.  As a percentage of revenue, SG&A expenses improved to 59.0% compared to 72.5% in the same period in the prior year, reflecting open positions in sales and administrative rolls and ongoing cost-containment efforts.  R&D expenses increased to $99,000, from $68,000 in Q1 FY 2019.

Operating income totaled $1.3 million, compared to $0.2 million in Q1 FY 2019.

Net income before income taxes totaled $1.4 million compared to $0.2 million in Q1 FY 2019.

Net income equaled $1.0 million, or $0.12 per diluted share, compared to $0.2 million, or $0.02 per diluted share, in Q1 FY 2019.  In Q1 FY 2020, income tax expense totaled $374,000, compared to $58,000 in the same period of the prior year.

Financial Condition

The Company’s balance sheet at September 30, 2019 included cash of $8.0 million, no debt, working capital of $21.8 million, and shareholders’ equity of $27.0 million.

Conference Call

Management will host a conference call on November 13, 2019 at 8:00 am CT (9:00 am ET) to discuss Q1 FY 2020 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/33229/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992.  Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2019	June 30, 2019
	(Unaudited)
Assets
Current Assets
Cash	$8,034,530	$7,807,928
Accounts receivable (net of allowances for doubtful accounts of $45,000)	12,718,743	12,760,042
Contract assets	1,007,813	995,847
Inventories	2,745,557	2,622,000
Prepaid expenses and other current assets	476,137	353,214
Income taxes receivable	50,489	-
Total current assets	25,033,269	24,539,031
Property and equipment, net	3,944,164	3,604,744
Finite-life intangible assets, net	562,157	581,413
Other assets	137,716	45,044
Deferred income taxes	626,000	629,000
Total assets	$30,303,306	$29,399,232

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$82,696	$30,320
Accounts payable	1,046,149	586,575
Accrued compensation	1,100,594	1,404,662
Income taxes payable	-	288,511
Warranty reserve	800,000	810,000
Other accrued liabilities	247,074	530,453
Total current liabilities	3,276,513	3,650,521
Other long-term liabilities	55,269	14,737
Total liabilities	3,331,782	3,665,258

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,445,851 and 8,408,351 issued and outstanding at September 30, 2019 and June 30, 2019, respectively	84,459	84,084
Additional paid-in capital	16,350,445	16,127,826
Retained earnings	10,536,620	9,522,064
Total shareholders’ equity	26,971,524	25,733,974
Total liabilities and shareholders’ equity	$30,303,306	$29,399,232

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	For the Three Months Ended September 30,
	2019	2018
Net revenues	$8,302,498	$7,275,883
Cost of revenues	1,960,150	1,732,999
Gross profit	6,342,348	5,542,884

Operating expenses
Selling, general and administrative	4,894,806	5,272,985
Research and development	98,937	68,190
Total operating expenses	4,993,743	5,341,175
Operating income	1,348,605	201,709

Interest income, net	39,951	13,452
Net income before income taxes	1,388,556	215,161

Income tax expense	374,000	58,000
Net income	$1,014,556	$157,161

Income per share:
Basic	$0.12	$0.02
Diluted	$0.12	$0.02

Weighted-average common shares outstanding:
Basic	8,379,505	8,260,131
Diluted	8,651,891	8,637,990

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2019	2018
Cash Flows From Operating Activities
Net income	$1,014,556	$157,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	150,938	164,856
Amortization of finite-life intangible assets	29,963	29,850
Amortization of debt issuance costs	-	979
Share-based compensation expense	209,954	257,234
Deferred income taxes	3,000	(153,000)
Loss on disposal of property and equipment	975	-
Changes in operating assets and liabilities:
Accounts receivable	41,299	265,393
Contract assets	(11,966)	(59,493)
Inventories	(118,519)	(349,439)
Prepaid expenses and other assets	(102,147)	381,357
Income tax receivable	(50,489)	-
Income tax payable	(288,511)	(240,750)
Accounts payable and accrued liabilities	(250,011)	(151,314)
Net cash provided by operating activities	629,042	302,834

Cash Flows From Investing Activities
Expenditures for property and equipment	(404,773)	(10,429)
Expenditures for finite-life intangible assets	(10,707)	(21,786)
Net cash used in investing activities	(415,480)	(32,215)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	-	(12,902)
Proceeds from sales of common stock and warrant exercises	13,040	33,568
Net cash provided by financing activities	13,040	20,666
Net increase in cash	226,602	291,285
Cash
Beginning of period	7,807,928	7,455,844
End of period	$8,034,530	$7,747,129

###